                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                              2004        2003
                                                              -----       -----
Net income (loss)...........................................  $  (2)      $   1
Add:
  Interest expense..........................................     35          31
  Portion of rentals representative of the interest
     factor.................................................      3           3
  Income tax benefit and other taxes on income..............     (1)         (2)
  Minority Interest.........................................      1           1
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........     --           2
                                                              -----       -----
     Earnings as defined....................................  $  36       $  36
                                                              =====       =====
Interest expense............................................  $  35       $  31
Interest capitalized........................................     --           1
Portion of rentals representative of the interest factor....      3           3
                                                              -----       -----
     Fixed charges as defined...............................  $  38       $  35
                                                              =====       =====
Ratio of earnings to fixed charges..........................   0.95        1.03
                                                              =====       =====

NOTE: Earnings were inadequate to cover fixed charges by approximately $2 million for the three months ended March 31, 2004.